Exhibit 99.7

Vantage Corp

Corporate Governance Guidelines

These Corporate Governance Guidelines (“Guidelines”) have been adopted by the Board of Directors (the “Board”) of Vantage Corp (the “Company”). They are intended to comply with the corporate governance standards applicable to companies listed on the NYSE American (the “NYSE American”) on which the Company’s Class A Ordinary Shares are listed for trading or approved for quotation. They will assist the Company’s directors (“Directors”) to understand and effectively implement their functions, evidencing the Company’s ongoing commitment to high standards of corporate conduct and compliance. The Guidelines should be interpreted in the context of all applicable laws, rules, regulations, listing standards, the Company’s charter documents and other governing legal documents.

These Guidelines provide a framework for the Company’s system of corporate governance and address specific issues pertaining to the Company’s governance, including:

●	Director Qualifications;

●	Director Responsibilities;

●	Committees of the Board;

●	Director Access to Officers, Employees and Independent Advisors;

●	Director Compensation;

●	Director Orientation and Continuing Education;

●	Evaluation of the Company’s Chief Executive Officer (“CEO”); and

●	Annual Performance Evaluations.

The Nominating and Corporate Governance Committee is charged with the responsibility to review these Guidelines on a periodic basis and recommend changes to the Board as it deems appropriate.

Role of Board of Directors

The Board of Directors is elected by the shareholders to oversee the management of the Company and its business in the best long-term interests of the Company’s shareholders and other stakeholders.

Interaction

Sound governance requires an environment of high ethical standards in which effective interaction among the Board, management, external auditors, internal auditors and legal counsel occurs throughout the year.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board who best satisfy the relevant criteria. The criteria provide that nominees for director shall demonstrate, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at that time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee should also monitor the mix of skills and experience of its directors necessary for the Board to perform its oversight function effectively.

Invitations to join the Board will be extended by the Chairperson of the Board or his or her designee. The Nominating and Corporate Governance Committee may consider expanding the size of the Board to accommodate qualified candidates having unique or desirable skills and experience. The Nominating and Corporate Governance Committee will also evaluate and make recommendations to the full Board regarding the continued service of individual Directors on the Board.

The Nominating and Corporate Governance Committee will review with the Board at least annually the qualifications of proposed and then current Directors, considering the level of independence of individual Directors, together with such other factors as the Board may deem appropriate, including overall skills and experience. The Nominating and Corporate Governance Committee also will continually evaluate the composition of the Board as a whole and each of its committees (“Committees”) to ensure the Company’s ongoing compliance with the independence and other standards set by NYSE American rules.

Term Limits; Retirement

The Company does not have established term limits or a set retirement age for Directors in the belief that continuity of service and the past contributions of Board members who have developed an in-depth understanding of the Company and its business over time bring a seasoned approach to the Company’s governance. The Company’s policy regarding director tenure and retirement is determined on a case-by-case basis depending upon various factors, including the age and experience of the director and his or her history of service on the Board. The Nominating and Corporate Governance Committee reviews periodically the appropriateness of each director’s continued service.

Director Independence

The Board intends that, in practice, a majority of the directors will be “independent” directors under the NYSE American listing standards. The Board will annually review and determine the independence of each director. In making its determination, the Board will carefully consider all facts and circumstances it deems relevant to the determination, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. Board members have an affirmative obligation to promptly inform the Board of changes in their circumstances or any transactions or relationships that may impact their designation by the Board as independent.

In addition, no director may serve on the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee unless such director meets all of the applicable criteria established for service in each such committee by NYSE American rules, such Committee’s charter, and any other applicable rules or laws.

Director Responsibilities

The Company’s powers under the law are to be exercised by or under the authority of the Board, and the Company’s business and its affairs are to be managed under the direction of the Board. Each Director is to act on the basis of his or her good faith and informed business judgment in a manner such Director reasonably believes to be in the best interests of the Company. Directors also should act with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and are entitled to rely, to the extent reasonable, on the information, opinions, reports and statements of the Company’s management and its outside auditors and advisors.

Consistent with applicable state law, no Director should act on any matter that gives rise to or involves such Director’s material personal interest, unless such Director shall have first disclosed his/her interest to the Board. The Board shall consult with counsel on a case-by-case basis as needed and shall take other appropriate steps to ensure that potential conflicts of interest are fully disclosed and that actual conflicts are avoided to the fullest extent possible.

Directors are expected to prepare for and attend, either in person or telephonically, as applicable, all meetings of the Board and any Committee on which they serve. It is incumbent upon the Chairperson of the Board and of any such Committee and of the other individual members of the Board to assure that such meetings are scheduled with sufficient advance notice and held in a manner and with a frequency that is necessary for the efficient and responsible oversight of the Company.

As necessary or appropriate in connection with the discharge of its duties, the Board and each Committee may engage and seek the advice of internal and external legal, financial and other advisors.

Conflicts of Interest

Directors are expected to avoid insofar as possible any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. The Company will annually solicit information from Directors in order to monitor potential conflicts of interest and directors are expected to be mindful of their fiduciary obligations to the Company. If an actual or potential conflict of interest develops involving a Director, such director shall report the matter immediately to the Board and Audit Committee for evaluation and appropriate resolution.

Committees of the Board

The Board will have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and such other committees as the Board determines.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each shall have its own written charter setting forth the purposes, duties and powers of such Committee, the manner in which such Committee is to function and the qualifications required of its members, in accordance with the requirements of the NYSE American and of applicable law. Each Committee shall be required to perform an annual evaluation of its own performance. Each committee shall have the powers and responsibilities set out in its charter, which shall be posted on the Company’s website.

Legal and Ethical Conduct

The Board shall adopt and maintain a code of business and ethics, as required under the rules of the NYSE American, and shall work with the Company’s management to ensure that the conduct of the Company’s officers, Directors and employees and the officers, directors and employees of each subsidiary is in compliance with such code.

Confidentiality of Proceedings and Deliberations

In carrying out the Company’s business, directors often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. The proceedings and deliberations of the Board and Committees shall be confidential. Each director shall maintain the confidentiality of information received in connection with his or her service as a director.

Director Access to Officers, Employees and Independent Advisors

Directors will have full and free access to officers and employees of the Company. Contact with individual employees of the Company ordinarily should be made with the prior knowledge of the Company’s management and conducted in a manner that is not disruptive to the business operations of the Company. The Chairperson of the Board may invite officers and other employees of the Company to attend and/or make presentations at meetings of the Board from time to time to further the Board’s familiarity with management personnel and company operations and to discuss pertinent details of agenda topics and other aspects of Company affairs. The Board and its Committees have the right at any time to retain independent outside auditors and financial, legal or other advisors. The Company will provide appropriate funding, as determined by the Board or any committee, to compensate those independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the Board and its Committees in carrying out their duties.

Director Compensation

The form and amount of Director compensation will be determined and reviewed from time to time by the Compensation Committee in accordance with its charter, governing law and applicable NYSE American and other rules and regulations. While the level of director compensation should generally be based on time spent carrying out Board and Committee responsibilities and be competitive with comparable companies, some portion of director compensation should align director interests with the long-term interests of shareholders. Directors who are officers or employees of the Company shall not be entitled to any compensation for serving on the Board.

Director Orientation and Continuing Education

All Directors should have a working knowledge of the charter of the Company and written policies and procedures of the Company affecting management. An orientation program should be developed and implemented and held promptly (and at least within six months) following any new Director’s appointment or election to the Board to provide an understanding of the Company, its business, operations and key personnel. The program may consist of management presentations and reference materials, and programs describing the Company’s markets, competitive position and strategies, significant financial, accounting and risk management issues, compliance programs and the Company’s code of business conduct and ethics, key personnel of independent auditors and outside legal, financial and other advisory firms.

Resignations Required of Former Employees

Any director who serves as an officer or employee of the Company or a Subsidiary shall resign from the Board and as a director of any Subsidiary, at the time such person retires or resigns from, is no longer employed by, or otherwise ceases to be involved in the active management of, the Company, unless otherwise determined by the Board upon recommendation of the Nominating and Corporate Governance Committee.

Other Commitments

Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member’s service as a Director. Individual Directors should use their judgment, in light of all other commitments, in accepting directorships of other corporations or charitable organizations to allow sufficient time and attention to matters relating to the Company.

Limitations on CEO Outside Directorships

The CEO should not serve on the board of any other public or private company without prior approval from the Board. This policy is not intended to discourage the CEO from serving on the board of a Subsidiary or a not-for-profit charitable or educational organization as long as such service does not materially interfere with the CEO’s effective performance of his or her duties.

Evaluation of the CEO

The Nominating and Corporate Governance Committee shall conduct an annual review of the CEO’s performance and will present its findings to the Board. The Board will consider such assessment in connection with ensuring that the CEO provides continuing leadership in a manner serving the best interests of the Company. The Nominating and Corporate Governance Committee, review and approve goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the compensation level of the Chief Executive Officer based upon this evaluation and competitive market data.

CEO Succession

The Board or a designated Committee of the Board (which shall be the Nominating and Corporate Governance Committee of the Board in accordance with its charter) will develop, adopt and review periodically principles for CEO selection, as well as policies regarding succession in the event of an emergency or the retirement of the CEO. The Nominating and Corporate Governance Committee will consider its review of the CEO’s performance in connection with the development, review and approval of management succession planning recommendations. To assist the Board with its review, the CEO shall provide the Nominating and Corporate Governance Committee with a performance assessment of senior management and their succession potential and a recommendation as to short-term succession if all or certain of these senior officers should become unable to perform their duties. The Nominating and Corporate Governance Committee will report the summary results of these assessments to the Board on an annual basis or more frequently if warranted.

Scheduling Board Meetings

The Board will meet at least twice a year in such places determined by the Board and other meetings of the Board shall be held at such times as determined by the Board. Special meetings shall be held at other times as the Board may determine is appropriate.

Board and Committee Meetings

To the extent practicable, the Chairperson of the Board and the Chairperson of each Committee will prepare and distribute in advance an agenda of the topics to be reviewed, discussed and/or acted upon at Board or Committee meetings and dates and information relating to each agenda topic. Individual Directors are free to request additions to the agenda or otherwise raise questions regarding the agenda either prior to or during any such meeting. Board meeting materials should include the presentation of non-financial measures (e.g., peer comparisons, market shares, employee training, etc.) of the Company’s performance. Each Director should endeavor to fully review such materials prior to attending the meeting.

Meeting Attendance and Preparation - vetted

Directors are expected to attend all Board meetings and meetings of committees on which they serve, to spend the time needed to review materials in advance of such meetings, to participate in such meetings and to meet as frequently as necessary to properly discharge their responsibilities.

Attendance at Annual Meetings of Shareholders - vetted

All directors are invited and encouraged to attend the Company’s annual meeting of shareholders.

Meetings of Non-Management Directors - vetted

The Independent Directors should meet in conjunction with each Board meeting in executive session (without any employees or officers of the Company present). If one Director is chosen to preside at all such sessions, the Company will disclose the identity of such presiding Director in its annual report on Form 10-K filed with the SEC. If there is not one Director chosen to preside at all such sessions, the Company will disclose the procedures by which the presiding Director is chosen for each session.

Communications from Management - vetted

The Board of Directors shall be notified immediately upon (a) receipt of any communication from the SEC, IRS or any regulatory agency outside of the normal course of business (b) notice of any significant pending or threatened litigation or investigation outside the normal course of business or (c) the occurrence of any other situation which might result in a significant loss or other exposure to the Company. The Board of Directors shall also be consulted in advance of the initiation or settlement of any material litigation and or any material action outside the normal course of business.

Shareholder Communications with Directors

Shareholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or the Chair of any such committee by mail or by e-mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. If by mail, such correspondence should be sent c/o Chief Financial Officer, Vantage Corp, #05-06, Level 5, 51 Cuppage Road, Singapore 229469. E-mail messages should be sent to VNTG@vantageshipbrokers.com.

Annual Performance Evaluation

The Board will conduct an annual review and evaluation of its own performance to assure that the appropriate duties of each individual Director and of the Board as a whole continue to be discharged in a manner consistent with NYSE American rules and other applicable rules and regulations. The Nominating/Corporate Governance Committee will oversee the Board’s annual self-evaluation. The Board will discuss this self-evaluation annually and evaluate areas in which its performance may be improved and the actions which may be taken over the coming year to facilitate such improvement.